Exhibit 10.1

CROSSFIRST BANKSHARES, INC.
ANNUAL INCENTIVE PLAN

Amended and Restated as of December 20, 2024

PURPOSE

This CrossFirst Bankshares, Inc. Annual Incentive Plan (the “Plan”), originally effective as of October 25, 2018, and amended and restated as of February 26, 2020, is further amended and restated as of December 20, 2024. The purposes of the Plan are to: (a) enable CrossFirst Bankshares, Inc., a Kansas corporation, and its subsidiary bank, to attract and retain highly-qualified employees of outstanding character, competence, commitment and connection who will contribute to the success of CrossFirst Bankshares, Inc. and its subsidiary bank; (b) provide incentives that align the interests of key executives with those of CrossFirst Bankshares, Inc.’s shareholders, and (c) promote the success of CrossFirst Bankshares, Inc.’s business objectives.

ARTICLE 1
DEFINITIONS

For purposes of this Plan, unless otherwise clearly apparent from the context, the following terms or phrases, have the following meanings:

“Bank” means CrossFirst Bank, a Kansas state-charted bank.

“Affiliate” means any corporation or other entity controlled by the Company.

“Award Agreement” means a written agreement or electronic, contract, certificate or other instrument or document evidencing the terms and conditions of an individual Bonus Award granted under the Plan which may, in the discretion of the Company, be transmitted electronically to any Participant. Each Award Agreement shall be subject to the terms and conditions of the Plan.

“Base Annual Salary” means mean the annual cash compensation paid during any calendar year, excluding any equity awards, bonuses, overtime, fringe benefits, relocation expenses, incentive payments, non-monetary awards, directors’ fees and other fees, automobile and other allowances paid to a Participant for employment services rendered (whether or not such allowances are included in the Employee’s gross income). Base Annual Salary shall be calculated before reduction for compensation voluntarily deferred or contributed by the Participant pursuant to all qualified or non-qualified plans of an Employer and shall be calculated to include amounts not otherwise included in the Participant’s gross income under Code Sections 125, 402(e)(3), 402(h), or 403(b) pursuant to plans established by any Employer; provided, however, that all such amounts will be included in compensation only to the extent that, had there been no such plan, the amount would have been payable in cash to the Employee.

“Board” means the Board of Directors of the Company, as constituted at any time.

“Bonus Award” means an incentive award payable in either cash or in equity interests to be granted as Bonus Shares under the Equity Plan, the payment of which is contingent on the achievement of Performance Goals with respect to a Performance Period.

“Bonus Share” has the meaning provided in the Equity Plan.

“Cause” has the meaning provided in the Equity Plan.

“Change in Control” unless otherwise ascribed in an Award Agreement, change in control has the meaning provided in the Equity Plan.

“Change in Control Bonus Amount” has the meaning set forth in Section 8.1.

“Code” means the U.S. Internal Revenue Code of 1986, as it may be amended from time to time. Any reference to a section of the Code shall be deemed to include a reference to any regulations promulgated thereunder.

“Committee” means the Compensation Committee, or such other committee established by the Board to oversee and interpret the compensation of senior executive officers of the Company.

“Company” means CrossFirst Bankshares, Inc. a Kansas corporation, and any successor thereto by merger, consolidation, liquidation, or other reorganization, which has made provisions for adoption of this Plan and the assumption of the Company’s obligations thereunder, as well as any subsidiary of which, fifty-one percent (51%) or more of the outstanding shares or membership units are owned by CrossFirst Bankshares, Inc.

“Company Severance Plan” means the CrossFirst Bankshares, Inc. Senior Executive Severance Plan, the CrossFirst Bankshares, Inc. Severance Plan (effective as of January 10, 2024), or any other severance plan or arrangement adopted by the Company, as such is amended, supplemented, restated or replaced.

“Disability” or “Disabled” means a Participant’s physical or mental impairment falling within the definition of “disability” as such term or any comparable term is defined in any disability insurance policy covering Participant at the time of such disability.

“Employee” means any person who is employed, on a full-time basis by an Employer, who is compensated for such employment by a regular salary, and who, in the opinion of the Committee, is one of the key personnel of the Employer in a position to contribute materially to the Company’s continued growth and development and to its future financial success. Employee may also include any person who will be a prospective employee that will meet the above criteria. The term does not include persons who are retained by the Company as consultants only.

“Employer” means the Company, the Bank, and/or any of its affiliates (now in existence or hereafter formed or acquired) that have been designated by the Committee to participate in the Plan.

“Equity Plan” means the CrossFirst Bankshares, Inc. 2018 Omnibus Equity Incentive Plan and any successor equity incentive plan.

“Fair Market Value” unless otherwise ascribed in an Award Agreement, fair market value has the meaning provided in the Equity Plan.

“Participant” means, as to any Performance Period, an Employee who is designated by the Committee pursuant to Section 3.2 to participate in the Plan.

“Performance Criteria” means the criterion or criteria that the Committee shall select for purposes of establishing the Performance Goal(s) for a Performance Period with respect to any Bonus Award under the Plan. The Performance Criteria that will be used to establish the Performance Goal(s) shall be based on the attainment of specific levels of performance of the Company (or division, business unit or operational unit of the Company). The Performance Criteria selected by the Committee may be based on any metric, or any combination of metrics, selected by the Committee, including, but not limited to, the following:

a)	earnings per share (this could include basic, diluted, or core);
b)	return on average assets;
c)	return on average equity;
d)	total shareholder return;
e)	asset quality;
f)	net income;
g)	pre-tax income;
h)	efficiency ratio;
i)	asset growth;
j)	loan growth;
k)	deposit growth;
l)	core deposit growth;
m)	net interest margin (including tax-equivalent);
n)	achievement of business criteria or operational goals, consisting of one or more objectives based on meeting specified revenue, market share, market penetration, business development, geographic business expansion goals, objectively identified project milestones, production volume levels, cost targets, customer satisfaction, and goals relating to acquisitions, divestitures or joint ventures; and/or

o)	accomplishment of mergers, acquisitions, dispositions, public offerings, or similar extraordinary business transactions.

Any one or more of the Performance Criteria may be used on an absolute or relative basis to measure the performance of the Company as a whole or any division, business unit or operational unit of the Company or any combination thereof, as the Committee may deem appropriate, or as compared to the performance of a group of comparable companies, or published or special index that the Committee, in its sole discretion, deems appropriate.

“Performance Formula” means, for a Performance Period, the objective formulas applied to determine with regard to the Bonus Award of a Participant, the percentage of the Target Award the Participant will receive when performance levels exceed the Threshold Performance Goal but do not reach the Stretch Performance Goal. The Committee may us a straightline interpolation of the Company’s performance between the Threshold Performance Goal and the Stretch Performance Goal to determine the amount of the Bonus Award to which a Participant is entitled.

“Performance Goals” means, for a Performance Period, the one or more goals established by the Committee for the Performance Period based upon one or more Performance Criteria. Performance Goals may include a threshold level of performance below which no Bonus Award will be paid and levels of performance at which specified percentages of the Target Award will be paid and may also include a maximum level of performance above which no additional Bonus Award amount will be paid.

“Performance Period” means the period over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to and the payment of a Bonus Award. Each Performance Period will have a duration of at least one year but may have a longer duration, as determined by the Committee. Unless otherwise determined by the Committee, a new Performance Period will commence on January 1 of each year.

“Plan” means this CrossFirst Bankshares, Inc. Annual Incentive Plan, as amended and/or amended and restated from time to time.

“Qualifying CIC Termination” means an involuntary termination of a Participant’s employment with the Company without Cause and other than as a result of the Participant’s death or Disability that occurs within 12 months following the consummation of a Change in Control; provided however, for any Participant that is an “Eligible Executive” as defined in and pursuant to a Company Severance Plan, “Qualifying CIC Termination” shall have the meaning as set forth in such Company Severance Plan.

“Retirement” means an Employee’s severance from the Company or an Affiliate, in good standing, upon or after attainment of the age of 65 with no less than five (5) years of participation in the Plan and employment with the Company. The Board may grant exceptions to these qualifications, on a case-by-case basis.

“Share” means a share of CrossFirst Bankshares, Inc. or its successor.

“Stretch Award” means a Bonus Award equal to a percentage, determined by the Committee in its sole discretion, of the Target Award payable under the Plan to a Participant for a particular Performance Period if the Stretch Performance Goal for the Performance Period is achieved.

“Stretch Performance Goal” means, for a Performance Period, the goal established by the Committee for the Performance Period based on one or more Performance Criteria, achievement of which will entitle a Participant to a Stretch Award for the applicable Performance Period.

“Surviving Corporation” shall mean the successor in interest of the Company in a Change in Control.

“Target Award” means the target Bonus Award, determined by the Committee in its sole discretion, payable under the Plan to a Participant for a particular Performance Period if the Target Performance Goal is achieved for the Performance Period, expressed as either a dollar amount or a percentage of the Participant’s Base Annual Salary.

“Target Performance Goal” means, for a Performance Period, the goal established by the Committee for the Performance Period based on one or more Performance Criteria, achievement of which will entitle a Participant to a Target Award for the applicable Performance Period.

“Threshold Award” means a Bonus Award equal to a percentage, determined by the Committee in its sole discretion, of the Target Award payable under the Plan to a Participant for a particular Performance Period if the Threshold Performance Goal for the Performance Period is achieved.

“Threshold Performance Goal” means, for a Performance Period, the goal established by the Committee for the Performance Period based on one or more Performance Criteria, achievement of which will entitle a Participant to a Threshold Award for the applicable Performance Period.

ARTICLE 2
ADMINISTRATION

2.1 Administration by the Committee. The Plan shall be administered by the Committee. Subject to the terms of the Plan, the Committee, in its sole discretion, shall have the authority:

(a)	to construe and interpret the Plan and apply its provisions;
(b)	to promulgate, amend, and rescind rules and regulations relating to the administration of the Plan;
(c)	to authorize any person to execute, on behalf of the Company, any instrument required to carry out the purposes of the Plan;
(d)	to determine when Bonus Awards are to be granted under the Plan;

(e)	from time to time to select, subject to the limitations set forth in the Plan, those Participants to whom Bonus Awards shall be granted;
(f)	to prescribe the terms and conditions of each Bonus Award and to specify the provisions of the Award Agreement relating to such grant;
(g)	to establish the Performance Periods over which performance will be measured;
(h)	to select the Performance Criteria that will be used to establish the Performance Goals;
(i)	to make decisions with respect to outstanding Bonus Awards that may become necessary upon a Change in Control;
(j)

to interpret, administer, reconcile any inconsistency in, correct any defect in and/or supply any omission in the Plan and any instrument or agreement relating to, or Bonus Award granted under, the Plan; and

(k)	to exercise discretion to make any and all other determinations which it determines to be necessary or advisable for the administration of the Plan.

2.2Committee Decisions Final. All decisions made by the Committee pursuant to the provisions of the Plan shall be final and binding on the Company and the Participants, unless such decisions are determined by a court having jurisdiction to be arbitrary and capricious.

2.3Delegation. The Committee, in its sole discretion, may delegate all or part of its authority and powers under the Plan to one or more directors and/or officers of the Company; provided, however, that the Committee may not delegate its responsibility to grant Bonus Awards to executive officers or to certify the achievement of the Performance Goals.

2.4Indemnity of Committee. All Employers shall indemnify and hold harmless the members of the Committee, and any Employee to whom the duties of the Committee may be delegated, against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Plan, except in the case of willful misconduct by the Committee or any of its members or any such Employee.

2.5Employer Information. To enable the Committee to perform its functions, each Employer shall supply full and timely information to the Committee on all matters relating to the compensation of its Participants, the date and circumstances of the Retirement, Disability, death or “separation from service” (as defined in Section 409A of the Code) of its Participants, and such other pertinent information as the Committee may reasonably require.

ARTICLE 3
SELECTION, ENROLLMENT, ELIGIBILITY

3.1Eligibility for Bonus Award. The Committee will, in its sole discretion, designate which Participants will be eligible to receive Bonus Awards with respect to such Performance Period. However, designation of a Participant as eligible to receive a Bonus Award hereunder for a

Performance Period shall not in any manner entitle the Participant to receive payment of any Bonus Award for such Performance Period. The determination as to whether or not such Participant becomes entitled to payment of any Bonus Award shall be decided solely in accordance with the provisions of Article 7 of the Plan. Moreover, designation of a Participant as eligible to receive a Bonus Award hereunder for a particular Performance Period shall not require designation of such Participant as eligible to receive a Bonus Award hereunder in any subsequent Performance Period and designation of one person as a Participant eligible to receive a Bonus Award hereunder shall not require designation of any other person as a Participant eligible to receive a Bonus Award hereunder in such period or in any other period.

ARTICLE 4
THRESHOLD, TARGET, AND STRETCH AWARDS

4.1Target Awards. Before, or reasonably promptly following the commencement of, each Performance Period, the Committee, in its sole discretion, shall establish the Target Award for each Participant for such Performance Period. A Participant’s Target Award may be expressed as a dollar amount or a percentage of the Participant’s Base Annual Salary. The payment of a Target Award to a Participant shall be conditioned on the achievement of the Target Performance Goal for the applicable Performance Period.

4.2Threshold and Stretch Awards. Before, or reasonably promptly following the commencement of each Performance Period, the Committee, in its sole discretion, may establish Threshold Awards and Stretch Awards for each Participant for such Performance Period. The Stretch Award represents the maximum percentage of the Target Award that may be paid to a Participant for a Performance Period based on performance above target levels. The Threshold Award represents the minimum percentage of the Target Award that may be paid to a Participant for a Performance Period based on performance below target performance levels. A Participant will not receive a Bonus Award with respect to a Performance Period if performance is below the Threshold Performance Goal.

ARTICLE 5
PERFORMANCE GOALS

5.1Establishment of Performance Goals. Before, or reasonably promptly following the commencement of, each Performance Period the Committee, in its sole discretion shall establish the Performance Goal(s) and Performance Formula that shall apply for the Performance Period and shall record the same in writing.

5.2Adjustments. The Committee is authorized, in its sole discretion, to adjust or modify the calculation of a Performance Goal for a Performance Period in connection with any one or more of the following events:

(a)	asset write-downs;
(b)	litigation or claim judgments or settlements;
(c)	the effect of changes in tax laws, accounting principles, or other laws or regulatory rules affecting reported results;

(d)	any reorganization and restructuring programs;
(e)

extraordinary, unusual or infrequently occurring items as described in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable year;

(f)	acquisitions or divestitures;
(g)	any other specific unusual or nonrecurring events, or objectively determinable category thereof;
(h)	foreign exchange gains and losses;
(i)	a change in the Company’s fiscal year; and
(j)	any other event identified by the Committee in its sole discretion.

article 6
CERTIFICATION OF PERFORMANCE GOAL ACHIEVEMENT

6.1Certification by Committee. Following the completion of a Performance Period, the Committee shall review and certify in writing whether, and to what extent, the Performance Goals for the Performance Period have been achieved and, if so, calculate and certify in writing the amount of the Bonus Awards earned for the Performance Period based upon the Performance Formula. The Committee shall then determine the actual size of each Participant’s Bonus Award for the Performance Period.

article 7
PAYMENT OF BONUS AWARDS

7.1Employment Requirement. Except as otherwise provided in Article 9 of the Plan or in the applicable Award Agreement, a Participant must be employed by the Company or an Affiliate on the last day of a Performance Period to be eligible for payment with respect to a Bonus Award for such Performance Period.

7.2Achievement of Performance Goal Requirement. A Participant shall be eligible to receive payment with respect to a Bonus Award only to the extent that: (A) the Performance Goal(s) for such period are achieved; and (B) the Performance Formula as applied against such Performance Goals determines that all or some portion of such Participant’s Bonus Award has been earned for the Performance Period. Notwithstanding any of the foregoing in Section 7.1 or this Section 7.2, the Committee may agree to pay one or more Participants a minimum bonus amount or guaranteed bonus amount under the Plan for the Performance Period which contains such Participant’s start date, regardless of the actual level of performance achieved during the applicable Performance Period, in accordance with the terms of any agreement memorializing such minimum or guaranteed bonus.

7.3Timing of Bonus Award Payments. Bonus Awards granted for a Performance Period shall be paid to Participants as soon as administratively practicable following completion of the certifications required by Article 6 but in no event later than 2 1/2 months following the end of the calendar year during which the Performance Period is completed.

7.4Form of Bonus Award Payments. Bonus Awards may be paid in cash, or, in the sole discretion of the Committee, Shares. If the Committee elects to make a Bonus Award payable in Shares, the number of Shares to which the Participant may be entitled upon achieved of the applicable Performance Goals for the applicable Performance Period will be determined by dividing the dollar amount of the Participant’s Threshold Award, Target Award, and Stretch Award, by the Fair Market Value of a Share as of the date of the grant of the Bonus Award. Any Shares paid to a Participant as a Bonus Award shall be issued as Bonus Shares under the Equity Plan.

7.5Repayment. Any Bonus Award granted under this Plan, any cash or Bonus Shares received in connection with the payment of a Bonus Award, and any proceeds received from the disposition of Bonus Shares attributable to any Bonus Award, shall be subject to any clawback, recoupment, or forfeiture provision included in any law, agreement between the Participant and the Company, Company policy, employment agreement, program document, term sheet, benefit plan or program, or Committee resolution, action, policy, or procedure in place on the grant date of the Bonus Award, provided, however, to the extent required by law (e.g., Dodd-Frank) or securities exchange listing standard, a Company clawback policy may apply retroactively.

article 8
EFFECT OF A CHANGE IN CONTROL

8.1Effect of Change in Control. If a Change in Control occurs during a Performance Period, achievement of the Performance Goals for the portion of the Performance Period prior to the Change in Control will be: (A) if the Change in Control occurs during the first half of the relevant Performance Period, deemed equal to the Participant’s Target Award and (B) if the Change in Control occurs during the second half of the relevant Performance Period, calculated pursuant to the actual achievement of the Performance Goal(s) pursuant to the Performance Formula as set forth in this Plan and determined on the latest practicable date prior to the Change in Control (such prorated Bonus Award, the “Change in Control Bonus Amount”). Following the Change in Control, the Surviving Corporation, in its sole discretion shall establish the Performance Goal(s) and Performance Formula that shall apply for the remainder of the Performance Period following the Change in Control and shall record the same in writing.

article 9
EFFECT OF A TERMINATION OF EMPLOYMENT

9.1Termination of Employment Due to Death or Disability.If a Participant’s employment terminates during a Performance Period due to death or Disability, the Participant (or his or her estate in the event of death) will receive a Bonus Award equal to the Target Award for the applicable Performance Period. Payment of the Bonus Award for a deceased or Disabled Participant will occur no later than 2 1/2 months after the end of the calendar year in which the Participant dies or becomes Disabled. The Committee retains the discretion to pay a Bonus Award to the Participant (or his or her estate in event of death) greater than the Target Award for the applicable Performance Period.

9.2Termination of Employment Due to Retirement. If a Participant’s employment terminates during a Performance Period due to Retirement, the Participant will receive a prorated Bonus Award at the end of the Performance Period, based upon the portion of the Performance Period during which the Participant was employed with the Company or an Affiliate. The actual payout will not occur until after the end of the Performance Period as provided in Section 7.3, at which the time the performance for the entire Performance Period will be used to determine the amount of the Bonus Award before proration by multiplying the Bonus Award by a fraction, the numerator of which equal the number of days that elapsed since the beginning of the Performance Period through and including the date of the Participant’s Retirement and the denominator of which equals the total number of days in the Performance Period.

9.3Termination of Employment Following a Change in Control.  If a Participant’s employment terminates by reason of a Qualifying CIC Termination prior to the payment of any Bonus Award for the fiscal year in which a Change in Control occurs, the Participant will receive their Change in Control Bonus Amount within sixty (60) days of such Participant’s termination of employment, subject to such Participant’s timely execution and non-revocation of a general release and waiver of claims against the Surviving Corporation. In no event shall any amount paid in accordance with this Section 9.3 be duplicative of any entitlement to a bonus for the same period of service under any severance or other arrangement.

9.4Other Terminations of Employment. If a Participant’s employment terminates during a Performance Period for any reason other than death, Disability or Retirement, the Participant will forfeit all rights to any Bonus Award under the Plan.

article 10
GENERAL PROVISIONS

10.1Compliance with Legal Requirements. The Plan and the granting of Bonus Awards shall be subject to all applicable federal and state laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required.

10.2Non-transferability. A person’s rights and interests under the Plan, including any Bonus Award previously made to such person or any amounts payable under the Plan, may not be assigned, pledged, or transferred, except in the event of the Participant’s death, to a designated beneficiary in accordance with the Plan, or in the absence of such designation, by will or the laws of descent or distribution.

10.3No Right to Employment. Nothing in the Plan or any Award Agreement shall confer upon any person the right to continue in the employment of the Company or any Affiliate or affect the right of the Company or any Affiliate to terminate the employment of any Participant.

10.4No Right to Bonus Award. Unless otherwise expressly set forth in an employment agreement signed by the Company and a Participant, a Participant shall not have any right to any Bonus Award under the Plan until such Bonus Award has been paid to such Participant and participation in the Plan in one Performance Period does not connote any right to become a Participant in the Plan in any future Performance Period.

10.5Withholding. The Company shall have the right to withhold from any Bonus Award, any federal, state or local income and/or payroll taxes required by law to be withheld and to take such other action as the Committee may deem advisable to enable the Company and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to a Bonus Award.

10.6Amendment or Termination of the Plan. The Board or the Committee may, at any time, amend, suspend or terminate the Plan in whole or in part. Notwithstanding the foregoing, no amendment shall materially, adversely affect the rights of any Participant to Bonus Awards outstanding at the time of such amendment, suspension or termination, without the consent of the affected Participant.

10.7Unfunded Status. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind or a fiduciary relationship between the Company and any Participant, beneficiary or legal representative or any other person. To the extent that a person acquires a right to receive payments under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in the Plan. The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended (ERISA).

10.8Governing Law. The Plan shall be construed, administered and enforced in accordance with the laws of Kansas without regard to conflicts of law.

10.9Beneficiaries. To the extent that the Committee permits beneficiary designations, any payment of Bonus Awards due under the Plan to a deceased Participant shall be paid to the beneficiary duly designated by the Participant in accordance with the Company’s practices. If no such beneficiary has been designated or survives the Participant, payment shall be made by will or the laws of descent or distribution.

10.10Section 409A of the Code. It is intended that payments under the Plan qualify as short-term deferrals exempt from the requirements of Section 409A of the Code. In the event that any Bonus Award does not qualify for treatment as an exempt short-term deferral, it is intended that such amount will be paid in a manner that satisfies the requirements of Section 409A of the Code. The Plan shall be interpreted and construed accordingly.

10.11Expenses. All costs and expenses in connection with the administration of the Plan shall be paid by the Company.

10.12Section Headings. The headings of the Plan have been inserted for convenience of reference only and in the event of any conflict, the text of the Plan, rather than such headings, shall control.

10.13Severability. In the event that any provision of the Plan shall be considered illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of the Plan, but shall be fully severable, and the Plan shall be construed and enforced as if such illegal or invalid provision had never been contained therein.

10.14Gender and Number. Except where otherwise indicated by the context, wherever used, the masculine pronoun includes the feminine pronoun; the plural shall include the singular, and the singular shall include the plural.

10.15Non-exclusive. Nothing in the Plan shall limit the authority of the Company, the Board or the Committee to adopt such other compensation arrangements as it may deem desirable for any Participant.

10.16Notice. Any notice to be given to the Company or the Committee pursuant to the provisions of the Plan shall be in writing and directed to the Company at;

CrossFirst Bankshares, Inc. Annual Incentive Plan

ATTN: General Counsel & Corporate Secretary

11440 Tomahawk Creek Pkwy

Leawood, Kansas 66211

10.17Successors. All obligations of the Company under the Plan with respect to Bonus Awards granted hereunder shall be binding upon any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the assets of the Company.